Exhibit 15

LETTER OF AWARENESS FROM DELOITTE & TOUCHE LLP

To the Board of Directors and
Shareholders of Investors Financial Services Corp:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Investors Financial Services Corp. and subsidiaries for the periods ended June 30, 2006 and 2005, as indicated in our report dated August 8, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in the following Registration Statements:

Filed on Form S-8:

Registration Statement No. 333-72786
Registration Statement No. 333-79639
Registration Statement No. 333-43353
Registration Statement No. 333-131145

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 8, 2006